Filed Pursuant to Rule 424(b)(3)

Registration No. 333-152653

CB RICHARD ELLIS REALTY TRUST

Supplement No. 5 dated July 19, 2011

to the Prospectus dated May 2, 2011

We are providing this Supplement No. 5 to you in order to supplement our prospectus dated May 2, 2011. This Supplement No. 5 provides information that shall be deemed part of, and must be read in conjunction with, the prospectus, which was supplemented by Supplement No. 1 dated May 19, 2011, Supplement No. 2 dated June 9, 2011, Supplement No. 3 dated July 6, 2011 and Supplement No. 4 dated July 15, 2011. Capitalized terms used in this Supplement No. 5 have the same meanings in the prospectus unless otherwise stated herein. The terms “we,” “our,” “us” and CBRE REIT include CB Richard Ellis Realty Trust and its subsidiaries.

RECENT DEVELOPMENTS

Close of Primary Offering

Our board of trustees has confirmed that our current primary offering will close on January 30, 2012. The special committee of our board of trustees continues to explore and review strategic alternatives and liquidity events in accordance with our investment objectives. However, there can be no assurance that the exploration of strategic alternatives will result in any particular outcome.

We expect to offer common shares through our DRIP beyond January 30, 2012. We may amend or terminate the DRIP offering at any time.